Exhibit 10.10

Severance Agreement

This Severance Agreement dated as of March 1, 2004 (the “Agreement”) is made by and between Horizon Lines, LLC, a Delaware Limited Liability Company, (together with any successor thereto, the “Company”) and Robert S. Zuckerman, (the “Executive”).

RECITALS

A.	It is the desire of the Company to provide incentives to the Executive to continue to perform his/her duties as an at will employee of the Company during a time when the Company may be undergoing a “Liquidity Event”, as defined herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Certain Definitions.

a)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

b)	“Annual Base Salary” means the base salary of the Executive as shown on the Company’s payroll records on the “Date of Termination”, as defined herein, of the Executive.

c)	“Board” shall mean the Board of Directors of the Company.

d)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any one of the following:

i. the Board’s determination that the Executive failed to substantially perform his/her duties;

ii. the Board’s determination that the Executive failed to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board;

iii. the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation of any felony or crime involving moral turpitude;

iv. the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; or

v. the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

e)	“Company” shall have the meaning set forth in the preamble hereto.

f)	“Date of Termination” shall mean the last day of the Executive’s employment on the Company’s active payroll.

g)	“Executive” shall have the meaning set forth in the preamble hereto.

h)	“Liquidity Event” shall mean the first occurrence after the date of this agreement of the following: consummation of the sale, transfer, conveyance or other disposition in one or a series of related transactions, of the equity securities of the Company or its successor held by the Principal Stockholder(s) in exchange for currency such that immediately following such transaction (or transactions), (i) any Person and/or its Affiliates, other than a Principal Stockholder, acquires more than 50% of the outstanding voting securities of the Company or (ii) the Principal Stockholders cease to hold at least 30% of the outstanding voting securities of the Company and any Person and its Affiliates (other than the Principal Stockholder(s)) holds more voting securities of the Company than the Principal Stockholders.

i)	“Person” means a corporation, partnership, limited liability company, individual or other entity capable under law of owning an interest in the Company.

j)	“Principal Stockholder(s)” means Carlyle-Horizon Partners, L.P. or any of its Affiliates to which (a) Carlyle-Horizon Partners, L.P. or any other Person transfers common stock or (b) the Company issues common stock.

2.	Severance Payments.

If the Executive’s employment is terminated by the Company for other than Cause within 24 months following a Liquidity Event (as defined herein), the Company shall pay the Executive the sum of (a) and (b) below.

a)	In accordance with the Company’s regular payroll practice, the Executive’s Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his/her employment hereunder for a period of one year following the Date of Termination (the “Severance Payment”). This Severance Payment shall be made in addition to any other payment due to the Executive under a change in control agreement, severance agreement or other similar such agreement maintained and sponsored by the Company, provided that the sum of the Severance Payment and all other severance payments (the “Total Severance Payment”) does not exceed an amount equal to two years of Annual Base Salary. To the extent that the Total Severance Payment exceeds two years of Annual Base Salary, the Severance Payment shall be reduced by such amount that is necessary in order for the Total Severance Payment to equal two years of Annual Base Salary.

b)	Provide the Executive with continuation of any attendant medical benefits during the severance period, to run concurrent with COBRA, at a cost to the Executive equal to the cost paid by current employees of the Company under the terms of the Company’s severance pay plan.

c)	Notwithstanding the foregoing, the Executive’s receipt of the payments or benefits under this Section 2 is conditioned upon the execution by the Executive of a binding general waiver and release of claim in a form agreed upon by the parties.

3.	Nondisclosure of Proprietary Information.

a)	Except as required by applicable law or the faithful performance of the Executive’s duties, the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his/her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

d)	As used in this Section 3, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries and affiliates.

4.	Non-Competition.

a)	The Executive shall not, at any time during the [24 month period] following the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any containerized shipping business in the Jones Act trade which competes with any business of the Company or any entity owned by the Company anywhere in the world provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent of the outstanding interest in such business.

b)	During the term set forth in Section 4(a), the Executive will not, and will not permit any of his/her affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his/her affiliates for any business purpose deemed competitive with the business of the Company.

c)	In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

d)	As used in this Section 4, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

5.	Confidentiality of Agreement.

The Executive promises to keep the negotiation and terms of this Agreement completely confidential except as may be required by law. Notwithstanding the foregoing, the Company and the Executive agree that the Executive may disclose such information as he/she deems necessary to his/her immediate family and professional representatives, so long as these individuals are informed of, and agree to be bound by, this confidentiality clause.

6.	Non-Disparagement.

For the 24 month period following the Date of Termination, the Executive agrees not to disparage in any material respect, the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing to third parties.

7.	Responsibilities Upon Termination.

a)	The Executive shall advise the Company of the identity of the Executive’s new employer within ten (10) days after accepting new employment and further agrees to keep the Company so advised of any change in employment during the term of Non- Competition set forth in Paragraph 4; and

b)	The Company in its sole discretion may notify any new employer of the Executive that the Executive has an obligation not to compete with the Company during such term.

8.	Breach of Promises.

If the Executive breaks his/her or her promises in Paragraphs 3, 4, 5, 6 or 7 of this Agreement, the Company shall have no further obligations under this Agreement.

9.	Inventions; Assignment.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Executive’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during his/her employment with the Company, and for a period of 12 months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his/her attorney-in-fact to execute on his/her behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

10.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise. The Executive may not assign his/her rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

12.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.	Waiver.

The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

14.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal or receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

a)	If to the Company:

Horizon Lines, LLC

2101 Rexford Road, Suite 350 West

Charlotte, NC 28211

Fax: (704) 973-7008

Attn: Charles G. Raymond

with a copy to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, DC 20004

Fax: (202) 347-9250

Attn: Gregory S. Ledford

and a copy to:

Latham & Watkins, LLP

555 Eleventh Street, NW

10th Floor

Fax: (202) 637-2201

Attn: David S. Dantzic

b)	If to the Executive:

Name:	Robert S. Zuckerman
Address:	4064 Colony Road, Suite 200 Charlotte, NC 28211
Fax:	(704) 973-7010

or at any other address as any party shall have specified by notice in writing to the other party.

15.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.	Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

17.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

18.	No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is interpretation and application of the provisions of this Agreement.

19.	Construction.

This Agreement shall be deemed drafted equally be both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

20.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in North Carolina in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 3, 4, 5 or 6 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, except as permitted under the rules of the AAA and the Federal Arbitration Act. Provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.

21.	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by is severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

22.	Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

23.	Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other that those contained in writing herein, and has entered into this Agreement freely based on his/her own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:
Charles G. Raymond

EXECUTIVE

By:
Robert S. Zuckerman